                                                                 Exhibit 10(m)




Conformed Copy





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       WESTINGHOUSE ELECTRIC CORPORATION,

                           GROUP W ACQUISITION CORP.

                                      AND

                                    CBS INC.

                              dated August 1, 1995

                               TABLE OF CONTENTS



Section                                                                                     Page
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
ARTICLE I
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  1.2  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.3  Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  1.4  Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . . . .    3
  2.1  Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  2.2  Conversion of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  2.3  Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  2.4  Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  2.5  Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  2.6  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE III
REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  3.1  Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . .    7
       (a)    Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . .    7
       (b)    Capital Structure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
       (c)    Authority; No Violations; Consents and Approvals  . . . . . . . . . . . . . .    9
       (d)    SEC Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       (e)    Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . .   11
       (f)    No Undisclosed Material Liabilities . . . . . . . . . . . . . . . . . . . . .   11
       (g)    Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       (h)    Compliance with Applicable Laws . . . . . . . . . . . . . . . . . . . . . . .   11
       (i)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       (j)    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       (k)    Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
       (l)    Intangible Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       (m)    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       (n)    Board Recommendation; State Takeover Statutes   . . . . . . . . . . . . . . .   15
       (o)    Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . .   15
       (p)    Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15





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       (q)   FCC Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  3.2  Representations and Warranties of Parent and Sub . . . . . . . . . . . . . . . . . .   15
       (a)   Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . .   15
       (b)   Authority; No Violations; Consents and Approvals . . . . . . . . . . . . . . .   16
       (c)   Information Supplied . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       (d)   Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       (e)   Interim Operations of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       (f)   Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       (g)   FCC Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       (h)   Financial Covenant Compliance  . . . . . . . . . . . . . . . . . . . . . . . .   18
       (i)   Third-party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       (j)   Sufficient Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . .   18
  4.1  Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       (a)   Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       (b)   Dividends; Changes in Stock  . . . . . . . . . . . . . . . . . . . . . . . . .   18
       (c)   Issuance of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       (d)   Governing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       (e)   No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       (f)   No Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (g)   No Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (h)   Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (i)   No Dissolution, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (j)   Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (k)   Certain Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
       (l)   Indebtedness; Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
       (m)   Accounting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       (n)   Tax Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE V
ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  5.1  Preparation of the Proxy Statement; Company Shareholders Meeting.  . . . . . . . . .   23
  5.2  Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . .   23
  5.3  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  5.4  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
  5.5  Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  5.6  Indemnification; Directors' and Officers' Insurance  . . . . . . . . . . . . . . . .   26
  5.7  Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
       (a)   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
       (b)   FCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27





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
       (c)   Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.8  Conduct of Business of Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.9  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.10 Notification of Certain Matters. . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  5.11 FCC Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
  5.12 Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  5.13 SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VI
CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  6.1  Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . .   32
       (a)   Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       (b)   HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       (c)   No Injunctions or Restraints . . . . . . . . . . . . . . . . . . . . . . . . .   32
       (d)   FCC Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
  6.2  Conditions to Obligations of Parent and Sub  . . . . . . . . . . . . . . . . . . . .   33
       (a)   Representations and Warranties; Performance of Obligations . . . . . . . . . .   33
       (b)   No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       (c)   Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  6.3  Conditions to Obligations of the Company . . . . . . . . . . . . . . . . . . . . . .   33
  6.4  Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE VII
TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  7.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  7.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  7.3  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  7.4  Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE VIII
TENDER OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  8.1  Tender Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE IX
GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  9.1  Effectiveness of Representations, Warranties and Agreements;
         Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  9.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  9.3  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  9.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  9.5  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. . . . . . . . .   39
  9.6  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39





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
  9.7  No Remedy in Certain Circumstances . . . . . . . . . . . . . . . . . . . . . . . . .   39
  9.8  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40





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                                GLOSSARY OF DEFINED TERMS

Defined Terms                                                                     Defined in Section
-------------                                                                     ------------------
Additional Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
BCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.12(a)
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3(b)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3(e)
Commitment Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.2(d)
Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
Company Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
Company ERISA Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(k)
Company Intangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(i)
Company Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.12(a)
Company Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(h)
Company Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(k)
Company SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(d)
Company Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)
Company Shareholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.1(b)
Company Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Competing Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.1(e)(i)
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.2
Constituent Corporations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.7(c)
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.6
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.3
Eligible Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.12(b)
Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.12(a)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(k)
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5
FCC Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.1(d)
Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5.7(c)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .3.1(d)
Gains and Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)





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
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.6
Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.6
Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.1(c)
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(j)
Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)(ii)
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)
Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(l)(ii)
Material Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.2(a)
Multiple Employer Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(k)(i)
Notice of Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(a)(ii)
Option Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5
Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
Parent Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.2
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3(a)
Payment Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3(a)
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(b)
Permitted Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.3(a)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)
SAR Unit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(a)
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)
SERPS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.12(b)
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
Stations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1(c)(iii)
Stock Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.5
Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . preamble
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(b)
Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.1(e)(ii)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(j)
Time Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.12(b)
Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3
Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.1(c)(ii)

                          AGREEMENT AND PLAN OF MERGER


   AGREEMENT AND PLAN OF MERGER, dated August 1, 1995 (the "Agreement"), among Westinghouse Electric Corporation, a Pennsylvania corporation ("Parent"), Group W Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent ("Sub"), and CBS Inc., a New York corporation (the "Company").

   WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent, by means of the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in the Agreement;

   WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $2.50 per share, of the Company (the "Shares" or the "Company Common Stock") (excluding shares owned, directly or indirectly, by the Company or any Subsidiary of the Company or by Parent, Sub or any other Subsidiary of Parent and Dissenting Shares (as defined in Section 2.6)), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.2); and

   WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to consummation thereof;

   NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

   1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the "BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate corporate existence of Sub shall cease, and the Company (i) shall continue as the surviving corporation and an indirect wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), (ii) shall succeed to and assume all the rights and obligations of Sub in accordance with the BCL, and (iii) shall continue under the name CBS Inc.".

   1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

   1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") with the New York Secretary of State, as provided in the BCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

   1.4 Effects of the Merger. (a) The Merger shall have the effects set forth in the applicable provisions of the BCL, including Section 906 thereof.

   (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

   (c) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCL.

   (d) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law or the Surviving Corporation's Certificate of Incorporation or Bylaws.

   (e) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.


                                   ARTICLE II
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any capital stock of Sub:

   (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

   (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent, Sub or any other wholly-owned Subsidiary (as defined below) of Parent or the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 50% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

   2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

   (a) Subject to the other provisions of this Section 2.2 and Section 2.1, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Company or any Subsidiary of the Company or by Parent, Sub or any other Subsidiary of Parent and Dissenting Shares) shall be converted into the right to receive the Merger Consideration (as defined below), in cash, payable to the holder thereof, without any interest thereon, upon surrender and exchange of the Certificates (as defined in Section 2.3(b)). As used in this Agreement, the term "Merger Consideration" shall mean the sum of $81.00 and the Additional Amount (as defined below). As used in this Agreement, the term "Additional Amount" shall mean an amount equal to the product of (a) $81.00, (b) a fraction, the numerator of which shall be the number of days in the period from and including August 31, 1995 to but excluding the Closing Date, and the denominator of which shall be 365, and (c) 6%; provided, however, that if the Company continues to pay its regular dividend as permitted by Section 4.1(b) of this Agreement, the Additional Amount shall be reduced by the amount per Share of dividends declared after the date hereof with a record date prior to the Effective Time (except that such reduction for the regular dividend immediately succeeding the date hereof shall only be for the pro rata portion of the period to which such dividend relates following the date of this Agreement).

   (b)   All such shares of Company Common Stock, when converted as provided in
Section 2.2(a), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and subject to the Surviving Corporation's obligation to pay any dividends with a record date prior to the Effective Time declared in accordance with the terms of this Agreement and which remain unpaid at the Effective Time and, upon the surrender of Certificates in accordance with the provisions of Section 2.3, shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon.

  2.3 Payment for Shares. (a) Paying Agent. Prior to the Effective Time, Sub shall appoint Chemical Bank (or if Chemical Bank is unwilling or unable to act or to act upon commercially reasonable terms, any other United States bank or trust company mutually acceptable to the Company and Parent) to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.2(a) and this Section 2.3 to holders (other than the Company or any Subsidiary of the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

   From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America or of any agency thereof, in commercial paper obligations rated P-1 or A-1 from Moody's Investors Services, Inc. and Standard & Poor's

Corporation, respectively, or in time deposits, certificates of deposit or banker's acceptances of, or repurchase or reverse repurchase agreements with, commercial banks whose commercial paper (or that of its holding company) is rated P-1 or A-1 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 2.3, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

   (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any Subsidiary of the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3(b), each Certificate (other than Certificates representing Shares owned by the Company or any Subsidiary of the Company or Parent, Sub or any other Subsidiary of Parent) shall represent for all purposes only the right to receive the Merger Consideration.

   (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article II and the
instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

   (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

   2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Company for any reason shall be converted into the Merger Consideration, subject to the other provisions of this Article II.

   2.5 Stock Options. At the Effective Time, each holder of a then outstanding option to purchase Shares under the 1983 Stock Rights Plan (as amended from time to time prior to the date hereof, the "Stock Rights Plan"), whether or not then exercisable (the "Options"), shall, in settlement thereof, receive from the Company for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option (such amount being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Option and any coupled SAR Unit (as defined in the Stock Rights Plan) shall be canceled. The surrender of an Option (and any coupled SAR Unit) to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option (and any such coupled SAR Unit). Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Options under the Stock Rights Plan and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.5 (except for such action that may require the approval of the Company's shareholders). Except as otherwise agreed to by the parties, (i) the Stock Rights Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) the Company shall take all action necessary to ensure that following the Effective Time no participant in the Stock Rights Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

   2.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have assented to the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with the applicable provisions of the BCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them pursuant to the laws of the State of New York, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock, in either case pursuant to the BCL, shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

  3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows (except to the extent set forth on the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule")):

       (a) Organization, Standing and Power. Each of the Company and its Material Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) with respect to the Company. The Company has heretofore made available to Parent complete and correct copies of its and its Material Subsidiaries' respective Certificates or Articles of Incorporation and Bylaws (or other governing instruments). As used in this Agreement, a "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole. As used in this Agreement, "Material Subsidiary", with respect to any party, means any Subsidiary of such party that constitutes a Significant Subsidiary of such party within the meaning of Rule 1-02 of the Regulation S-X of the Securities and Exchange Commission (the "SEC") and, in the case of the Company, also shall include The CBS/Fox Company and Radford Studio Center Inc.

   (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 Shares and 6,000,000 shares of Preference Stock, $1.00 par value ("Preferred Stock"). At the close of business on July 28, 1995: (i) 63,677,363 Shares and 320,000 shares of Series B Preferred Stock were issued and outstanding, 1,106,400 Shares were reserved for issuance pursuant to the conversion of the Series B Preferred Stock and 1,850,526 Shares were reserved for issuance pursuant to the Stock Rights Plan, and, except for the issuance of Shares pursuant to the exercise of the Options, there were no employment, executive termination or similar agreements providing for the issuance of Shares; (ii) 17,485,230 Shares were held by the Company in its treasury; and (iii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company shareholders may vote ("Company Voting Debt") were issued or outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and, other than as provided in the BCL, are not subject to preemptive or other similar rights. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Material Subsidiaries of the Company are validly issued, fully paid and nonassessable and are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b), there are not as of the date hereof, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. Except as set forth in Section

3.1(b) of the Company Disclosure Schedule, there are no restrictions on the Company's ability or right to vote the stock of any of its Subsidiaries.

   (c)   Authority; No Violations; Consents and Approvals.

   (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval (as defined in Section 3.1(c)(iii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

   (ii) Except as to which requisite waivers or consents have been obtained and except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 3.1(c) are duly and timely obtained or made and the Company Shareholder Approval has been obtained, the execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby by the Company will not
(A) conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or other governing documents) of the Company or any of its Material Subsidiaries, (B) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), of any loan or credit agreement, note, mortgage, indenture, lease, Company Employee Benefit Plan (as defined in Section 3.1(k)(i)) or other agreement, obligation or instrument, or (C) result in any Violation of any Company Permit (as defined in Section 3.1(h)), concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"), except, with respect to clauses (B) and (C), for any such Violations which would not have a Material Adverse Effect with respect to the Company. The Board of Directors of the Company has taken all actions necessary under the BCL, including approving the transactions contemplated by this Agreement, to ensure that Section 912 of the BCL does not, and will not, apply to the transactions contemplated in this Agreement.

   (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Material

Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, which if not obtained or made would have a Material Adverse Effect with respect to the Company, except for: (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (x) a proxy statement in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger ("Company Shareholder Approval") (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"), and (y) such reports under and such other compliance with the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the New York Secretary of State; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation; (F) such filings in connection with the New York State Real Property Transfer Tax, the New York Real Property Transfer Gains Tax, the New York City Real Property Transfer Tax or any other state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes"); (G) such filings with and approvals of the Federal Communications Commission or any successor entity (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (the "Communications Act"), including, without limitation, in connection with the transfer of licenses in connection with the operation of the television and radio stations owned and operated by the Company (the "Stations"); and (H) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement.

   (d) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1992 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including, in each case, the notes thereto) included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

   (e) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, as set forth in Section 3.1(e) of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 1994 and through the date of this Agreement, the business of the Company and each of its Subsidiaries has been carried on only in the ordinary and usual course and there has not been any material adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

   (f) No Undisclosed Material Liabilities. To the Company's knowledge, except as set forth in Section 3.1(f) of the Company Disclosure Schedule or the other Sections of the Company Disclosure Schedules, as of the date of this Agreement, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect with respect to the Company, other than: (i) liabilities reflected in any Company SEC Document; and (ii) liabilities under this Agreement.

   (g) Information Supplied. The Proxy Statement, at the time it is filed with SEC or any other regulatory authority, on the date it is first mailed to the holders of the Company Common Stock, or at the time of the Company Shareholders Meeting (as defined in Section 5.1(b)), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Shareholders Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Proxy Statement will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder.

   (h) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to possess the same would not have a Material Adverse Effect with respect to the Company and except as set forth in Section 3.1(h) of the

Company Disclosure Schedule. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect with respect to the Company and except as set forth in Section 3.1(h) of the Company Disclosure Schedule. Except as disclosed in the Company SEC Documents and except as set forth in
Section 3.1(h) of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, laws relating to the environment, or any outstanding administrative or judicial order which, in any case, is reasonably likely to result in a Material Adverse Effect with respect to the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which is not reasonably likely to have a Material Adverse Effect with respect to the Company and except as set forth on Section 3.1(h) of the Company Disclosure Schedule.

   (i)   Litigation.  As of the date of this Agreement, except as set forth in
Section 3.1(i) of the Company Disclosure Schedule or disclosed in any Company SEC Document, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company which (in any case) (i) questions the validity of this Agreement or the Merger or any action taken or to be taken by the Company or any of its shareholders under this Agreement in connection with the consummation of the transactions contemplated hereby or (ii) is, individually or together with any other suit, action or proceeding arising out of or based upon the same or substantially the same facts or circumstances, reasonably likely to have a Material Adverse Effect with respect to the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which is reasonably likely to have a Material Adverse Effect on the Company or prevent, hinder or materially delay its ability to consummate the transactions contemplated by this Agreement.

   (j) Taxes. Each of the Company and each of its Subsidiaries has filed all material tax returns required to be filed by such party and has paid (or the Company has paid on behalf of any such Subsidiary) all taxes shown due on such returns, except to the extent that such failures to file or pay are not reasonably likely to result in a Material Adverse Effect with respect to the Company. All material deficiencies for any taxes which have been proposed, asserted or assessed against the Company or any of its Subsidiaries have been fully paid or are being contested and an adequate reserve therefor has been established and is fully reflected in the most recent financial statements contained in the Company SEC Documents, except to the extent that such deficiencies are not reasonably likely to result in a Material Adverse Effect with respect to the Company. The Company's federal income tax returns for all of its taxable years through its taxable year ended December 31, 1990 have been examined by the Internal Revenue Service (the "IRS"). The Company has previously delivered or made available to Parent true and complete copies of its federal income tax returns for each of the fiscal years ended December 31, 1991, December 31, 1992 and December 31, 1993. Except as set forth on Section 3.1(j) of the Company Disclosure

Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes with any entity which is not, either directly or indirectly, a Subsidiary of the Company. Neither the Company nor, to its knowledge, any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. For the purpose of this Agreement, the term "tax" (and, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

   (k) Employee Benefit Plans. With respect to all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries) ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the Company ERISA Plans and such plans being referred to as the "Company Plans"), except as set forth in Section 3.1(k) of the Company Disclosure Schedule, as specifically provided in Section 5.12 or, in the case of clause
(i) below, as otherwise disclosed by the Company to Parent:

   (i) none of the Company Plans is a "multiemployer plan" within the meaning of ERISA;

   (ii) none of the Company Plans promises or provides retiree medical or life insurance benefits to any person;

   (iii) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

   (iv) neither the Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new Company Plan or, except as required by law, the amendment of an existing Company Plan;

   (v) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan;

   (vi) each Company Plan has been operated in all respects in accordance with its terms and the requirements of all applicable law;

   (vii) neither the Company nor any of its Subsidiaries or members of their "controlled group" has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability;

   (viii) the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) does not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation); and

   (ix) the Company is not aware of any claims relating to the Company Plans; provided, however, that the failure of the representations set forth in clauses
(vi), (vii) and (ix) to be true and correct shall not be deemed to be a breach of any such representation unless any such failure, individually or in the aggregate (for this purpose assuming resolution against the Company of any claim referred to in clause (ix) above of which the Company was aware when the representation in such clause was made and which is reasonably likely to be resolved) is reasonably likely to have a Material Adverse Effect.

   (l)   Intangible Property.

   Except as set forth in Section 3.1(l) of the Company Disclosure Schedule, each trademark, trade name and service mark listed in such Schedule, as well as all registrations thereof, and each material license or other material contract relating thereto (collectively, the "Company Intangible Property") is in good standing in all material respects and is owned by the Company or its Subsidiaries free and clear of any and all liens or encumbrances. Except as set forth in Section 3.1(l) of the Company Disclosure Schedule, to the knowledge of the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, service mark, or copyright or any pending application therefor of any other person and there are no pending claims and neither the Company nor any of its Subsidiaries has received any notice of any pending claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property.

   (m) Contracts. Except as set forth in Section 3.1(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any employment agreement, television network affiliation agreement, any credit agreement, mortgage or indenture, or any material talent, programming or joint venture agreement which (x) provides that the terms thereof or any or all of the benefits or burdens thereunder will be affected or altered (including, without limitation, by means of acceleration) by, or are contingent upon, or
(y) will be subject to termination or cancellation as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

   (n) Board Recommendation; State Takeover Statutes. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Company and the shareholders of the Company and has approved the same, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Section 912 of the BCL, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger. To the best of the Company's knowledge, other than Section 912 of the BCL, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

   (o) Opinion of Financial Advisor. The Company has received the opinion of Salomon Brothers Inc, dated August 1, 1995, to the effect that, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion has been delivered to Parent, and such opinion has not been withdrawn or modified.

   (p) Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby.

   (q) FCC Qualifications. After due investigation, except for the matters described in Section 3.1(q) of the Company Disclosure Schedule, the Company is not aware of any facts or circumstances that might prevent or delay prompt consent to the transfer of control applications and issuance of the FCC Order.

  3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows (except to the extent set forth on the Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule")):

   (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to Parent. Parent has heretofore made available to the Company complete and correct copies of its and Sub's respective Certificates or Articles of Incorporation and By-laws.

   (b)   Authority; No Violations; Consents and Approvals.

   (i) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

   (ii) Except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 3.2(b) are duly and timely obtained or made and the Company Shareholder Approval has been obtained, the execution and delivery of this Agreement do not and the consummation of the transactions contemplated hereby by each of Parent and Sub will not (A) conflict with any provision of the Certificate or Articles of Incorporation or By-laws of Parent or Sub, (B) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation or instrument or (C) result in any Violation of any Laws applicable to Parent or Sub or their respective properties or assets, except, with respect to clauses (B) and (C), for any such Violations which would not have a Material Adverse Effect with respect to Parent.

   (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, which the failure to obtain or make would have a Material Adverse Effect with respect to Parent, except for: (A) filings under the HSR Act; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the New York Secretary of State; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation; (F) such filings in connection with any Gains and Transfer Taxes; (G) such filings with and approvals of the FCC as may be required under the

Communications Act, including, without limitation, in connection with the transfer of licenses in connection with the operation of the Stations; and (H) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement. Neither Parent nor any of its Affiliates or Associates (as each such term is defined in Section 912 of the BCL) is, at the date hereof, an "interested shareholder" (as such term is defined in Section 912 of the BCL) of the Company.

   (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC or any other regulatory authority, on the date it is first mailed to the Company's shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Shareholders Meeting any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, such event shall be so described to the Company.

   (d) Financing. Parent has received executed commitments (including the term sheet attached thereto, the "Commitment Letter"), copies of which have been delivered to the Company, from one or more financial institutions to provide, subject to the conditions specified therein, an aggregate of $2 billion of the funds required to consummate the Merger.

   (e) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

   (f) Board Approval. The Board of Directors of the Parent, at a meeting duly called and held, has by the vote of those directors present and voting determined that the Merger is fair to and in the best interests of Parent and has approved the same. At such meeting, the Board of Directors of Parent received the opinion of J.P. Morgan Securities Inc., dated August 1, 1995, to the effect that, as of the date thereof, the Merger Consideration to be paid by Parent in the Merger is fair from a financial point of view to Parent, a signed, true and complete copy of which opinion has been delivered to the Company, and such opinion has not been withdrawn or modified.

   (g) FCC Qualifications. Except as set forth in Section 3.2(g) to the Parent Disclosure Schedule, (i) to Parent's knowledge, Parent and Sub are, for purposes of obtaining the FCC Order, legally, financially and otherwise qualified to acquire control of the Company and (ii) after due investigation, Parent and Sub are not aware of any other facts or circumstances that might prevent or delay prompt consent to the transfer of control applications and issuance of the FCC Order.

   (h) Financial Covenant Compliance. After due investigation and in reliance upon financial information and projections provided by the Company with respect to the Company, Parent has no reason to believe that it will not be able to deliver the pro forma financial statements required by, and satisfy the condition set forth in, Section V(f) of the Commitment Letter on the basis contemplated in such Section.

   (i)   Third-party Consents.  Except as described in the exceptions to
Section 3.2(b)(iii), there are no governmental or other third-party approvals necessary in connection with, or waiting periods applicable to, the Merger and the Financing (as defined in Section 5.7(c)) contemplated by the Commitment Letter.

   (j) Sufficient Financing. Parent believes, as of the date hereof, that the funds to be advanced to Parent pursuant to the credit facilities referred to in the Commitment Letter would be sufficient for the Financing.


                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

   (a) Ordinary Course. Each of the Company and its Subsidiaries shall carry on its business in the ordinary course in substantially the same manner as heretofore conducted.

   (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) except for regular quarterly dividends not in excess of $.10 per Share with customary record and payment dates, declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends or distributions paid to the Company or any wholly-owned Subsidiary on or with respect to the capital stock of a wholly-owned Subsidiary; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof, as contemplated by this Agreement or as contemplated by employee benefit and dividend reinvestment plans as in effect on the date hereof.

   (c) Issuance of Securities. Except as set forth in Section 4.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights, to purchase shares of Company Common Stock, (ii) amend or reprice any Option or SAR Unit or amend the Stock Rights Plan, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (A) the issuance of Shares upon the exercise of Options granted under the Stock Rights Plan which are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Stock Rights Plan or based upon any individual agreements such as employment agreements or executive termination agreements (in each such case, as in effect on the date hereof), (B) the issuance of Shares upon the conversion of shares of Series B Preferred Stock in accordance with the terms thereof and (C) issuances by a wholly-owned Subsidiary of its capital stock to its parent.

   (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

   (e) No Solicitation. (i) The Company, its Subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (collectively, the "Company's Representatives") shall immediately cease any discussions or negotiations with any party that may be ongoing with respect to a Competing Transaction (as defined below). From and after the date hereof until the termination of this Agreement, neither the Company or any of its Subsidiaries will, nor will the Company authorize or permit any of its Subsidiaries or any of the Company Representatives to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction or agree to or endorse any Competing Transaction, or authorize or permit any of the Company Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such Company Representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1(e) shall prohibit the Company or its Board of Directors from (A) taking and disclosing to its shareholders a position contemplated by Exchange Act Rule 14e-2 or (B) making any disclosure to its shareholders that, in the good faith judgment of its Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), is required under applicable law; provided, further, however, that nothing contained in this Section 4.1(e) shall prohibit the

Company from (1) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes after the date hereof a written, bona fide proposal unsolicited after the date hereof to acquire the Company and/or its Subsidiaries pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction if (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under applicable law and
(B) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form or (2) failing to make or withdrawing or modifying its recommendation referred to in Section 3.1(n) if there exists a Competing Transaction and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to shareholders under applicable law. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions between the Company, Parent and Sub contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or of more than 25% (in the case of Section 5.4(b)(i) only, 50%) of the equity securities of the Company or any of its Material Subsidiaries, in any case in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% (in the case of Section 5.4(b)(i) only, 50%) or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (ii) Except as set forth in this Section 4.1(e)(ii), the Board of Directors of the Company shall not approve or recommend, or cause the Company to enter into any agreement with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to shareholders under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Competing Transaction, it shall concurrently with entering into such an agreement pay, or cause to be paid, to Parent the full fee and expense reimbursement required by Section 5.4(b) hereof. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

   (f) No Acquisitions. Except as set forth in Section 4.1(f) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any material business.

   (g) No Dispositions. Other than: (i) dispositions or proposed dispositions listed in Section 4.1(g) of the Company Disclosure Schedule; or
(ii) dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to such party and its Subsidiaries taken as a whole, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

   (h) Advice of Changes. The Company shall cause its senior officers to use reasonable efforts to promptly advise Parent of any change or occurrence having, or which, insofar as reasonably can be foreseen, could have, a Material Adverse Effect with respect to the Company and, to the extent permitted by law (including FCC regulations), to meet on a regular basis with Parent's senior officers to discuss the Company's business.

   (i) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

   (j) Other Actions. Except as contemplated by this Agreement, the Company will not nor will it permit any of its Subsidiaries to take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue such that the condition set forth in Section 6.2(a) will not be satisfied.

   (k) Certain Employee Matters. The Company and its Subsidiaries shall not (except as contemplated in Section 4.1(k) of the Company Disclosure Schedule (it being understood that Parent shall not unreasonably withhold its consent to certain matters set forth therein as specified therein) and except as provided in Section 3.1(k) of the Company Disclosure Schedule): (i) grant any increases in the compensation of any of its directors, officers or key employees, except for increases for officers and employees in the ordinary course of business; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Benefit Plans or Company Pension Plans as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) except as permitted by Section 4.1(1)(ii), enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) except as may be required to comply with applicable law, become obligated under any new Company Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder. The Company shall provide Parent with copies of any amendments to any Company Plan prior to the Effective Time.

   (1) Indebtedness; Agreements. (i) Except as set forth in Section 4.1(1)(i) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of its Subsidiaries to, assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

     (ii) Except as set forth in Section 4.1(1)(ii) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of its Subsidiaries to (x) enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any
(A) television network affiliation agreement for a television station in one of the 50 largest markets (provided, however, that this Section 4.1(1)(ii) shall be inapplicable to the ordinary course extension of affiliation agreements upon expiration thereof), (B) intercollegiate, professional or other sports television network programming agreement having an aggregate value over its term greater than $100,000,000, (C) new employment or consulting agreement which provides for compensation in excess of $250,000 per year (in the case of corporate staff employees and consultants) or $750,000 per year (in the case of entertainment division employees and consultants), or (D) Material Contract (as defined below); or (y) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of the contract referred to in subsection (z) of Section 4.1(1)(ii) of the Company Disclosure Schedule; provided, however, that Parent shall not unreasonably withhold or delay its consent to any of the foregoing matters. "Material Contract" means any contract, agreement, commitment or arrangement to which the Company or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which would be required to be filed by the Company with the SEC as an exhibit to its Annual Report on Form 10-K.

   (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices.

   (n) Tax Election. The Company shall not make any material tax election (unless required by law) or settle or compromise any material income tax liability except if such action is taken in the ordinary course of business and Parent shall have been provided reasonable prior notice thereof.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   5.1 Preparation of the Proxy Statement; Company Shareholders Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date. Parent shall furnish all information concerning itself to the Company as may be reasonably requested in connection with such preparation, filing and response.

   (b) The Company will, as soon as practicable following delivery to the Company of the executed Credit Agreement (as defined in Section 5.7(c)), duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated hereby. At the Company Shareholders Meeting, Parent shall cause all the shares of Company Common Stock then owned by Parent and Sub and any of their Subsidiaries or affiliates to be voted in favor of the Merger.

   5.2 Access to Information; Confidentiality. To the extent permitted by law (including FCC regulations) and subject to confidentiality agreements with third parties, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, commitments and records and, during such period, (a) the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (b) Parent shall have reasonable access to members of senior management of the Company and its Subsidiaries, including the Divisional Presidents or their designees. Parent agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated as of July 25, 1995, between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

   5.3 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees (including the Gains and Transfer Taxes) and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). Parent shall pay or cause to be paid, without withholding from the amounts payable to any holder of any Shares, all Transfer Taxes.

   5.4 Fees and Expenses. (a) Except as otherwise provided in this Section 5.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that all costs and expenses, including filing fees, related to the printing, mailing or filing of the Proxy Statement or to any other filing with any Governmental Entity in connection with the Merger, this Agreement or any other transaction contemplated thereby or hereby shall be borne equally by Parent and the Company.

   (b) The Company agrees that if this Agreement shall be terminated pursuant to:

   (i) Section 7.1(f), if at or prior to the time of the Company Shareholders Meeting a Competing Transaction shall have been commenced, publicly proposed or publicly disclosed and if within one year after the Company Shareholders Meeting the Company enters into an agreement with respect to, approves or recommends such or any other Competing Transaction;

   (ii) Section 7.1(g); or

   (iii) Section 7.1(h);

then the Company shall (A) pay to Parent an amount equal to $100,000,000 and
(B) assume and pay, or reimburse Parent for, all reasonable documented out-of-pocket fees and expenses incurred by Parent (including, without limitation, the fees and expenses of its counsel, commercial banks, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement; provided, however, that the Company shall not be obligated to pay or reimburse more than an aggregate of $50,000,000 pursuant to the foregoing clause (B).

   (c)   Parent agrees that if this Agreement shall be terminated pursuant to:

     (i)  Section 7.1(c) if at such time (A) the conditions set forth in
          Section 6.1 shall have been satisfied and the other conditions in
          Article VI were capable of being satisfied and (B) the condition set forth in Section 6.2(c) shall not have been satisfied;

     (ii) Section 7.1(d)(i);

     (iii)  Section 7.1(d)(ii);

     (iv) Section 7.1(e)(i);

     (v)  Section 7.1(e)(ii);

     (vi) Section 7.1(d)(iii); or

     (vii)  Section 7.1(e)(iii);

then Parent shall (A) pay to the Company an amount equal to (x) in the case of clauses (i), (vi) and (vii), $100,000,000, (y) in the case of clauses (iii) and
(v), $50,000,000 and (z) in the case of clauses (ii) and (iv), $25,000,000, and
(B) in any such case, assume and pay, or reimburse the Company for, all reasonable documented out-of-pocket fees and expenses incurred by the Company (including, without limitation, the fees and expenses of its counsel, accountants, financial advisors, experts and consultants) which are specifically related to the Merger, this Agreement and the matters contemplated by this Agreement; provided, however, that Parent shall not be obligated to pay or reimburse pursuant to the foregoing clause (B) more than, in the case of clauses (i), (vi) and (vii), $20,000,000, in the case of clauses (iii) and (v), $10,000,000 and, in the case of clauses (ii) and (iv), $5,000,000.

   (d) Any payment required to be made pursuant to Section 5.4(b) or 5.4(c) shall be made as promptly as practicable but not later than five business days after the occurrence of the event giving rise to such payment and shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as the case may be, except that any payment to be made pursuant to Section 5.4(b)(iii) shall be made not later than the termination of this Agreement by the Company pursuant to Section 7.1(h) and any payment to be made pursuant to Section 5.4(c)(ii), (iii) or (vi) shall be made not later than the termination of this Agreement by Parent pursuant to Section 7.1(d). The amount of fees and expenses so payable under clause (B) of either Section 5.4(b) or 5.4(c) shall be the amount set forth in a written estimate delivered by Parent or the Company, as the case may be, subject to upward or downward adjustment (not to be in excess of the amount set forth in the foregoing proviso) upon delivery of reasonable documentation therefor.

   5.5 Brokers or Finders. (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Salomon Brothers Inc and Allen & Company, Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firms (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and the Company agrees to indemnify and hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

   (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc. and another consultant previously identified to the Company, whose fees and expenses will be paid by Parent in accordance with Parent's agreements with each of them, and Parent agrees to indemnify and hold Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

   5.6 Indemnification; Directors' and Officers' Insurance. (a) The Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the BCL to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to the Company (or to Parent and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, Parent and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, Parent and the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.6 except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

   (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof (which premium the Company represents and warrants to be $77,500 in the aggregate), but in such case shall purchase as much coverage as possible for such amount.

   (c) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

   5.7 Best Efforts. (a) General. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do or satisfy, or cause to be done or satisfied, all things and conditions necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act and of the FCC or any other Governmental Entity, and (ii) obtaining (and cooperating with each other in obtaining) any consent, authorization, order (including the FCC Order) or approval of, or any exemption by, or making any filing with, any Governmental Entity or other public or private third party, including the FCC, required to be obtained or made by the Company, Parent, Sub or any of their respective Subsidiaries in connection with this Agreement or the taking of any action contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

   (b) FCC. Each of Parent and Sub shall use its best efforts to take, or cause to be taken, all action and to do or satisfy, or cause to be done or satisfied, all things and conditions necessary, proper or advisable to obtain the FCC Order and to satisfy all conditions and take all actions required thereby, in each case so as to come into compliance with FCC requirements and to consummate the Merger as promptly as practicable. The Company shall also use such best efforts, but shall not be required to take any action that would be effective prior to the consummation of the Merger, except as set forth in the penultimate paragraph of Section 5.11(a) to the Parent Disclosure Schedule.

   (c) Financing. Parent shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (A) to obtain commitment letters to provide all of the financing required by Parent to consummate the Merger, to refinance Parent's and the Company's then-existing bank debt and to pay related fees and expenses on terms not materially less favorable to Parent in the aggregate than the terms set forth in the Commitment Letter and with conditions that are the same, except in respects that do not adversely affect Parent's ability to obtain the Financing, as those in the Commitment Letter (the "Financing") by no later than September 14, 1995 and (B) so that there is in effect, as promptly as practicable but in no event later than October 4, 1995, one or more definitive credit agreements (collectively, the "Credit Agreement") from one or more financial institutions unaffiliated with Parent pursuant to which Parent shall have received commitments to provide the Financing. Parent shall provide to the Company copies of any such commitment letters and Credit Agreement and shall keep the Company reasonably informed of the status of the financing process contemplated by the Commitment Letter. The Company shall cause its senior management to cooperate with all reasonable requests by Parent in connection with such efforts by Parent, including causing such persons to attend meetings with prospective members of and participants in any syndicate of financial institutions being assembled to provide such financing.

   5.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

   5.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

   5.10 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement, including the Disclosure Schedules, to be untrue or inaccurate such that one or more conditions set forth in Article VI would not be satisfied or (y) any condition contained in this Agreement not to be satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that one or more conditions set forth in Article VI would not be satisfied;

provided, however, that the delivery of any notice pursuant to this Section
5.10 shall not in any manner constitute a waiver by any of the parties of any of the conditions precedent to the Closing hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice. Without limiting the foregoing and notwithstanding that the representations and warranties contained in Section 3.1(i) (i) disclose only matters existing as of the date hereof, the Company shall promptly deliver to Parent any information concerning events subsequent to the date hereof which is necessary to supplement Section 3.1(i) of the Company Disclosure Schedule in order that the information contained therein be complete and accurate in all material respects. In addition, the Company will provide Parent with reasonable advance notice of and consult with Parent with respect to, any material action proposed to be taken by the Company with respect to the contracts described in Section
5.10 of the Company Disclosure Schedule.

   5.11 FCC Matters. (a) As promptly as practicable following the date of this Agreement, the Company and Parent and Sub shall prepare and file with the FCC all necessary applications for approval of the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company, Parent and Sub shall submit to the FCC an application to be filed on FCC Form 315 pursuant to the Communications Act and an application for certain waivers pursuant to the Communications Act, as described in Section 5.11(a) to the Parent Disclosure Schedule. In no event shall such parties, in making such application, or shall Parent or Sub, in seeking the FCC Order, apply for waivers, except if each party to this Agreement consents thereto in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise set forth in Section 5.11(a) to the Parent Disclosure Schedule.
In no event shall the obtaining of any waivers be a condition to consummation of the Merger.

   (b) Parent and Sub, on the one hand, and the Company, on the other hand, further covenant that from and after the date hereof until the Effective Time, without the prior written consent of the Company or Parent, as the case may be, neither Parent nor Sub, on the one hand, nor the Company, on the other hand, shall, except as otherwise set forth in Section 5.11(b) to the Company Disclosure Schedule or Section 5.11(b) to the Parent Disclosure Schedule, take any action that could in any way adversely affect, or delay or interfere with, obtaining the FCC Order or complying with or satisfying the terms thereof, including, without limitation, acquiring any new or increased attributable interest, as defined in the FCC rules, in any media property, which property could not be held (without the need for a waiver) in common control by Parent or the Surviving Corporation following the Effective Time.

   5.12  Employee Benefit Plans.

   (a) Maintenance of Benefits. For not less than two years following the Effective Time, Parent shall maintain or cause to be maintained the Company ERISA Plans, other than severance plans and the CBS pension plan and the Midwest Communications pension plan (together, the "Company Pension Plan") and related supplemental and excess retirement plans (the "SERPS"), maintained by the Company and its Subsidiaries as of the

Effective Time ("Benefit Plans"), with respect to employees of the Company and its Subsidiaries eligible for coverage under such Benefit Plans as of the Effective Time who remain employed by the Company or its Subsidiaries or by any broadcasting unit owned by either Parent or its Subsidiaries. The Company shall amend its nonqualified 401(k) plan prior to the Effective Time to permit termination or amendment of such plan two years after the Effective Time. For not less than one year following the Effective Time, Parent shall maintain or cause to be maintained the Company's and any Subsidiary's existing severance plans (including the plan set forth in the CBS Personnel Policy Manual) as of the Effective Time with respect to employees of the Company and its Subsidiaries eligible for coverage under such plan or plans as of the Effective Time.

   (b) Pension Plan. With respect to all employees of the Company and its Subsidiaries eligible for coverage under the Company Pension Plan as of the Effective Time who remain employed by the Company or its Subsidiaries or by any broadcasting unit owned by either Parent or its Subsidiaries ("Eligible Employees"), (i) for the two-year period following the Effective Time for all Eligible Employees, (ii) for the five- year period following the Effective Time for all Eligible Employees who have attained the age of fifty and who have not attained age fifty-five at the Effective Time and (iii) without limitation for all Eligible Employees who have attained age fifty-five at the Effective Time (each respective time period being referred to as the "Time Period"), Parent shall maintain or cause to be maintained the same benefit accruals, including the determination of final average compensation, benefit options and early retirement eligibility and early retirement subsidies and any other provision relating to the calculation and payment of, and eligibility to receive, benefits (except as otherwise provided below with respect to GATT interest rates), but only with respect to benefit accruals for the period through the end of the applicable Time Period, as are provided under the Company Pension Plan as of the Effective Time. Parent may change or cause to be changed any aspect of the calculation and payment of benefits for Eligible Employees effective as of the end of the applicable Time Period for accruals thereafter and shall have no obligation to adjust accruals through the end of a Time Period for subsequent changes in final average pay. Parent may change or cause to be changed the actuarial assumptions for the calculation of lump sum benefits immediately after the Effective Time pursuant to GATT, all to the extent permitted by applicable law. In addition, the accrual formulas and other applicable provisions of the SERPS with respect to the benefits protected above in the related Company Pension Plan shall be continued with respect to Eligible Employees for their respective applicable Time Periods to the same extent that accruals and other applicable provisions are continued under the Company Pension Plan. Parent shall not by amendment reduce the accrued benefits under the SERP, including in respect of early retirement subsidies and lump sum options (other than to include GATT assumptions), of an Eligible Employee for any period prior to the end of the Time Period. Nothing provided herein shall prevent Parent from causing the merger of the Company Pension Plan with any other pension plan maintained by Parent or its Subsidiaries, subject to the merged plan providing for the payment of benefits as described in this
Section 5.12(b).

   (c) Service. For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant under any

Parent benefit plan or arrangement (including for severance but not for pension accruals except to the extent provided in Section 5.12(b) insofar as applicable to any successor plan to a plan described in Section 5.12(b)), employees of the Company and its Subsidiaries as of the Effective Time ("Employees") shall receive service credit for service with the Company and its Subsidiaries to the same extent such service was granted under comparable plans of the Company and its Subsidiaries. In no event shall service credit granted result in any duplication of benefits.

   (d) Applicability. Notwithstanding anything set forth above, any Company ERISA Plan including the Company Pension Plan, SERPS and any severance plan (the "Plans") may be amended to the extent required to comply with applicable law. Parent and its Subsidiaries shall not be required to incur a cost increase to comply with applicable law except to the extent attributable to automatic increases in compensation or benefit limitations as applicable to "qualified plans" under the provisions of the Internal Revenue Code, but in such event corresponding adjustments shall be made in the SERPS. The restrictions set forth in this Section 5.12 herein shall not be applicable to employees of the Company and its Subsidiaries as of the Effective Time once they are transferred (through the disposition of a subsidiary, division or business unit) to a party not controlled by Parent, except to the extent otherwise required under applicable law, unless such transfer occurs in connection with the disposition of all or substantially all of the assets of the Company, in which case the restrictions in this Section 5.12 shall continue to apply to the extent applicable.

   (e) Employees Covered by Collective Bargaining. With respect to Employees represented for purposes of collective bargaining and eligible to participate in any plan the subject of Section 5.12(a) through (d) ("Union Employees"), after the Effective Time the Company shall expeditiously offer to each collective bargaining representative of each Union Employee the application of
Section 5.12 to such Union Employee as proposed amendments to the applicable collective bargaining agreement, but only with respect to plans that at the Effective Time are provided to such Union Employee under the applicable collective bargaining agreement; provided, however, that such offer shall not be deemed a reopener of, or request to reopen, any such agreement. This
Section 5.12 shall not be applicable to any Union Employee until and unless the applicable collective bargaining agent and the Company have signed a collective bargaining agreement, or amendment thereto, incorporating the applicable provisions of this Section 5.12.

   (f) Third Party Beneficiary. This Section 5.12 is intended to be for the benefit of and shall be enforceable by each Employee, other than a Union Employee (but only with respect to those provisions applicable to such Employee), and his heirs and personal representatives and, except as provided in Section 5.12(d), shall be binding on all successors and assigns of Parent, the Subsidiaries and the Company. To the extent that any provision of Section 5.12(a)-(d) shall be reflected in a Company ERISA Plan or its successor, the exclusive remedy of each such Employee with respect to such provision or request for a related benefit provided by such plan shall be the claims procedure under such plan.

   (g) Annual Incentive Plan. Discretionary awards under the Annual Incentive Plan for 1995 shall be limited to the amount set forth in the last paragraph of
Section 3.1(k)(iv) of the Company Disclosure Schedule.

   5.13 SEC Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

   6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

   (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock.

   (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

   (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use its best efforts to have any such Injunction vacated.

   (d) FCC Order. The FCC shall have issued the FCC Order and any condition or action required to be satisfied or taken to legally effect the Merger in compliance with the FCC Order shall have been so satisfied or taken (provided, that in no event shall the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Order be so satisfied or taken subsequent to consummation of the Merger). As used in this Agreement, the term "FCC Order" means an order or decision of the FCC which grants all consents or approvals required under the Communications Act for the transfer of control of all FCC licenses held by the Company to Parent and/or Sub and the consummation of the Merger and the other transactions contemplated by this Agreement, whether or not (i) any appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect, has expired or (ii) such order is subject to any condition or a provision of law or regulation of the FCC. For purposes of this paragraph, the "FCC" shall mean the FCC or its staff.

   6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

   (a) Representations and Warranties; Performance of Obligations. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except to the extent the failure of such representations and warranties to be true and correct or the failure to perform obligations hereunder would not, in the aggregate, have a Material Adverse Effect with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

   (b) No Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change in the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than changes relating to the Company's industry or the economy in general and not specifically related to the Company or any of its Material Subsidiaries. Each of Parent and Sub acknowledges that there may be disruptions to the Company's business as a result of the announcement of the Merger and any changes attributable thereto shall not constitute a material adverse change.

   (c) Funding. Parent shall have received the funds pursuant to the Financing.

   6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the condition, which may be waived in whole or in part by the Company, that the representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, except to the extent the failure of such representations and warranties to be true and correct or the failure to perform obligations hereunder would not, in the aggregate, have a Material Adverse Effect with respect to the Company. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and by the chief financial officer of Parent to such effect.

   6.4 Closing Deliveries. The parties hereto shall deliver or cause to be delivered to one another such opinions, certificates and other documents as shall be reasonably requested.


                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

   7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

   (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

   (b) by either the Company or Parent (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within 30 days following receipt by the breaching party of notice of such breach, in any such case such that the conditions set forth in Section 6.2 or Section 6.3, as the case may be, would be incapable of being satisfied by August 1, 1996, or
(ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

   (c) by either the Company or Parent, if the Merger shall not have been consummated on or before August 1, 1996; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

   (d) by Parent (i) on September 14, 1995 if executed commitments from one or more financial institutions to provide the Financing shall not have been entered into and continue in full force and effect on the date Parent exercises such termination option; (ii) at any time on or after November 3, 1995 but on or prior to November 20, 1995 if the Credit Agreement shall not have been entered into and continue in full force and effect on the date Parent exercises such termination option; or (iii) at any time subsequent to November 20, 1995, if the Credit Agreement no longer is in full force and effect on the date Parent exercises such termination option;

   (e) by the Company (i) at any time on or after September 15, 1995 but on or prior to October 4, 1995 if executed commitments from one or more financial institutions to provide the Financing shall not have been entered into and continue in full force and effect on the date the Company exercises such termination option; (ii) at any time on or after October 5, 1995 but on or prior to November 20, 1995 if the Credit Agreement shall not have been entered into and continue in full force and effect on the date the Company exercises such termination option; or (iii) at any time subsequent to November 20, 1995, if the Credit Agreement no longer is in full force and effect on the date the Company exercises such termination option;

   (f) by either Parent or the Company, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Shareholders Meeting;

   (g) by Parent if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have approved or recommended to the shareholders of the Company a Competing Transaction; (ii) the Company shall have entered into any agreement with respect to any Competing Transaction; or (iii) the Board of Directors shall resolve to do any of the foregoing; or

   (h) by the Company in connection with entering into a definitive agreement relating to a Superior Proposal in accordance with Section 4.1(e)(ii), provided it has complied with all of the provisions thereof and has made payment of the full fee and expense reimbursement required by Section 5.4(b) hereof.

   7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to this Section 7.2, the second and third sentences of Section 5.2, Sections 5.4 and 5.5 and
Article IX, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement, except as provided in Section 9.7. Notwithstanding anything to the contrary set forth in Section 7.1(d) or 7.1(e), Parent or the Company, as the case may be, may not exercise its right of termination thereunder if the commitments or Credit Agreement, as the case may be, has been entered into and continues in full force and effect at the time of such party's intended exercise of such right.

   7.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is approved by the Company's shareholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the shareholders of the Company.

   7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                  ARTICLE VIII
                                  TENDER OFFER

   8.1 Tender Offer. (a) If (i) there is a bona fide proposal made by a person other than Parent or any affiliate thereof to effect a Competing Transaction or (ii) the FCC will otherwise permit the filing and grant of an application for special temporary authority, Parent shall have the right, in its sole discretion, upon no less than five days' notice to the Company, to commence a cash tender offer to purchase all the outstanding Shares (with a 66-2/3% fully-diluted minimum condition, which cannot be waived without the written consent of the Company) at a price equal to or in excess of what would have been the Merger Consideration (assuming that, for purposes of calculating the Additional Amount, the Closing Date was the date Shares are accepted for payment under such tender offer). There shall be no conditions to the acceptance of Shares pursuant to such tender offer except (x) such conditions as are expressly set forth in Sections 6.1 and 6.2 of this Agreement, (y) grant or approval by the FCC of special temporary authority pursuant to the Communications Act to consummate the offer and (z) the additional conditions set forth in Section 8.1 of the Parent Disclosure Schedule.

     (b) Notwithstanding Parent's exercise of such option to commence such a tender offer, this Agreement shall remain in full force and effect and, to the extent applicable, the provisions hereof shall apply to such tender offer (including, without limitation, that the payments required to be made at the Effective Time under Section 2.5 and as provided in Section 3.1(k) to the Company Disclosure Schedule shall be made upon the acceptance of Shares in the tender offer) and subsequent merger. Without limiting the foregoing, the parties hereto agree to amend this Agreement to include customary provisions pertaining to cash tender offers, including, without limitation, provisions relating to the extension of any such offer, the preparation, filing and dissemination of such documents as shall be required under applicable law in connection with tender offers (and the provision of information required to be included therein), the recommendation of the offer by the Company's Board of Directors and the appointment by Parent (or the trustee referred to below) of directors to the Company's Board of Directors. Any Shares not purchased by Parent in such tender offer shall be, as promptly as possible, acquired by Parent at the same purchase price paid for Shares accepted in such tender through a short-term merger (if available) or a long-form merger, subject to any required approval or order of the FCC.

     (c) Parent or Sub, as appropriate, will enter into a voting trust agreement with respect to the Shares purchased pursuant to the offer with one or more voting trustees acceptable to the FCC, and the Company will cooperate with the trustee, Parent and

Sub to effect a sale of the Shares if Shares must be sold pursuant to the voting trust agreement.

     (d) The Company agrees that it will, at the time after commencement of the tender offer, enter into a loan agreement with Parent pursuant to which the Company will lend to Parent, during the period from the consummation of the offer until the sale of all the Shares held by the trustee as a result of the FCC Order not having been obtained, the Company's excess cash flow (which will have the meaning, to be set forth in the loan agreement, customarily ascribed to such term). The terms of any such loan (which will be unsecured) will be based upon market terms for loans of this nature.

     (e) Each of the parties hereto represents that all necessary corporate action has been taken to duly authorize the consummation of the transactions contemplated by this Section 8.1.


                                   ARTICLE IX
                               GENERAL PROVISIONS

   9.1 Effectiveness of Representations, Warranties and Agreements; Confidentiality Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, this Article IX and Sections 5.6 and 5.12 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and the Effective Time or any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply in all respects as if set forth herein in full, including, without limitation, with respect to all information and material delivered by any party hereunder.

   9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

   (a)   if to Parent or Sub, to:

         Westinghouse Electric Corporation
         11 Stanwix Street
         Pittsburgh, PA  15222
         Attn:  Louis J. Briskman, Esq., General Counsel
         Telephone:  (412) 244-2000
         Telecopy:   (412) 642-5224


   with copies to:

         Westinghouse Broadcasting Company
         200 Park Avenue
         New York, New York  10166
         Attn:  Martin P. Messinger, Esq., General Counsel
         Telephone: (212) 885-2600
         Telecopy:  (212) 885-2787

         and

         Weil, Gotshal & Manges
         767 Fifth Avenue
         New York, New York  10153
         Attn:  Dennis J. Block, Esq.
         Telephone:  (212) 310-8000
         Telecopy:   (212) 310-8007

   (b)   if to the Company, to:

         CBS Inc.
         51 West 52nd Street
         New York, New York  10019
         Attn:  Ellen O. Kaden, Esq., General Counsel
         Telephone:  (212) 975-4321
         Telecopy:   (212) 975-7292

   with a copy to:

         Cravath, Swaine & Moore
         825 Eighth Avenue
         New York, New York 10019
         Attn:  Samuel C. Butler, Esq.
         Telephone:  (212) 474-1000
         Telecopy:   (212) 474-3700

   9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. All references herein to days are to calendar days, except where business days are expressly referred to herein.

   9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Confidentiality Agreement), including the Disclosure Schedules, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 5.6 or as set forth in Section 5.12, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

   9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement and would give rise to a failed condition under Article VI or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

   9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any purported assignment shall be void), except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      WESTINGHOUSE ELECTRIC CORPORATION


                                      By:     /s/ Michael H. Jordan
                                         --------------------------------------
                                         Name:     Michael H. Jordan
                                         Title:    Chairman and Chief Executive
                                                   Officer

                                      GROUP W ACQUISITION CORP.


                                      By:     /s/ Louis J. Briskman
                                         --------------------------------------
                                         Name:     Louis J. Briskman
                                         Title:    President

                                      CBS INC.


                                      By:     /s/ Laurence A. Tisch
                                         --------------------------------------
                                         Name:     Laurence A. Tisch
                                         Title:    Chairman, President and
                                                   Chief Executive Officer